NEUBERGER BERMAN EQUITY TRUST
                   DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
                                   SCHEDULE A

        The series of Neuberger Berman Equity Trust subject to the Distribution and Shareholder Services Plan, and the applicable fee rates, are:

                                                    Fee (as a Percentage of
               Series                              Average Daily Net Assets)
               ------                              -------------------------

Neuberger Berman Century Trust                            0.10%

Neuberger Berman Focus Trust                              0.10%

Neuberger Berman Millennium Trust                         0.10%

Neuberger Berman Regency Trust                            0.10%

Neuberger Berman Socially Responsive Trust                0.10%

Neuberger Berman Technology Trust                         0.10%



Dated: April 17, 2000